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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
               CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                         TOREADOR RESOURCES CORPORATION

                         PURSUANT TO SECTION 242 AND 228
                         OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

         Toreador Resources Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation be amended by changing Paragraph 2(a) so that, as amended said Paragraph shall be read as follows:

                  "(a) Dividend Rate: Payments. The Holders (each, a "Holder" and collectively, the "Holders") of Preferred Shares shall be entitled to receive, to the extent permitted by applicable law, in preference to the payment of any dividend on any class or series of Junior Securities (as defined below), cumulative dividends ("Dividends") on each Preferred Share in an amount equal to, on an annualized basis, the Stated Value of such Preferred Shares times nine percent (9%). Dividends shall accrue and cumulate on each Preferred Share from the date of the original issuance thereof (the "Purchase Date") through the earlier to occur of (A) the payment thereof in accordance with the terms of this Section 2(a) and (B) the redemption or conversion of such Preferred Share in accordance with the terms hereof. Dividends shall be paid in cash. Accrued Dividends on each outstanding Preferred Share shall be payable in four quarterly installments on the last day of March, June, September and December of each year commencing on March 31, 1999 unless earlier due and payable on a Conversion Date (as defined below) or a Redemption Date (as defined below) (each, a "Dividend Payment Date"). If, on any date, Dividends on any outstanding Preferred Shares have not been paid or declared by the Board of Directors in accordance with applicable law and set aside for payment with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid or declared and set aside for payment before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set apart with respect to any Junior Securities on or after such date."

RESOLVED, that the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation be amended by changing Paragraph 2(b) so that, as amended said Paragraph shall be read as follows:

                  (b) Delivery of Dividends. The Corporation shall mail any dividends declared by check to the Holder or its nominee postmarked no later than three (3) Business Days (as defined below) following the applicable Dividend Payment Date."

RESOLVED, that the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation be amended by changing Paragraph 6(a) so that, as amended said Paragraph shall be read as follows:

                  "(a) Optional Redemption. Any time on or after December 1, 2004, the Corporation shall have the right to redeem, in whole or in part, Preferred Shares outstanding at the Optional Redemption Price (as defined below) (an "Optional Redemption"), to the extent


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         permitted by applicable law and so long as (A) the Corporation shall have sufficient cash available on the Optional Redemption Date to effect such Optional Redemption and (B) the Corporation shall have delivered to each Holder at least fifteen (15) Trading Days prior written notice (an "Optional Redemption Notice") specifying the date on which such Optional Redemption is to be effected (the "Optional Redemption Date") and the amount of the Optional Redemption Price payable to such Holder. If the Corporation should elect to redeem less than all the Preferred Shares outstanding, the Corporation shall select those Preferred Shares to be redeemed by lot. Nothing contained herein shall limit a Holder's right to convert its Preferred Shares at any time prior to the Optional Redemption Date."

RESOLVED, that the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation be amended by changing Paragraph 6(b) so that, as amended said Paragraph shall be read as follows:

                  "(b) Optional Redemption Price. In the event of an Optional Redemption on or after December 1, 2004, the Optional Redemption Price to be paid to a Holder shall be the Liquidation Preference of the Preferred Shares then held by such a Holder multiplied by (i) 1.05 if the Optional Redemption Date is on or after December 1, 2004 but before December 1, 2005, (ii) 1.04 if the Optional Redemption Date is on or after December 1, 2005 but before December 1, 2006, (iii) 1.03 if the Optional Redemption Date is on or after December 1, 2006 but before December 1, 2007, (iv) 1.02 if the Optional Redemption Date is on or after December 1, 2007 and before December 1, 2008, (v) 1.01 if the Optional Redemption Date is on or after December 1, 2008 and before December 1, 2009, or (vi) 1.00 if the Optional Redemption Date is on or after December 1, 2009, plus in all cases, accrued and unpaid dividends through and including the Optional Redemption Date."

RESOLVED, that the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation be amended by deleting Paragraph 7 in its entirety.

         SECOND: The resolution adopted by the Board of Directors has been duly adopted by written consent of the holders of all of the outstanding shares of Series A Convertible Preferred Stock of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, as an amendment to the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation.

         THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                                    * * * * *


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         IN WITNESS WHEREOF, this Certificate is signed by the President and CEO of Toreador Resources Corporation, as of the 31st day of December 1998.


                                            Toreador Resources Corporation



                                            By:
                                               --------------------------------
                                               G. Thomas Graves III
                                               President and CEO